Exhibit 99.B(e)(4)

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

DATED AS OF SEPTEMBER 16, 2002,

AS AMENDED SEPTEMBER 16, 2004, JUNE 23, 2006, DECEMBER 7, 2006 and DECEMBER 5, 2007

BETWEEN

SEI INSTITUTIONAL INVESTMENTS TRUST

AND

SEI INVESTMENTS DISTRIBUTION CO.

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust:

Large Cap Fund

Small Cap Fund

International Equity Fund

Emerging Markets Equity Fund

Core Fixed Income Fund

High Yield Bond Fund

Large Cap Index Fund

Large Cap Disciplined Equity Fund

Large Cap Diversified Alpha Fund

Small/Mid Cap Equity Fund

Long Duration Fund

Extended Duration Fund

Global Equity Fund

World Equity Ex-US Fund

Emerging Markets Debt Fund

Real Return Plus Fund

Global Managed Volatility Fund

Enhanced Income Fund

Screened World Equity Ex-US Fund